Exhibit 99.1

ContraVir’s Cyclophilin Inhibitor CRV431 Targets Hepatitis B Surface Antigen

(HBsAg)

•                  HBsAg is a key protein produced by the hepatitis B virus

•                  High levels of HBsAg are predictive of disease progression

•                  CRV431 potently inhibits the interaction between cyclophilin and HBsAg

Edison, NJ, April 4, 2017 — ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, today provided new insights into the mechanism of action (MOA) of its hepatitis B virus (HBV)-optimized cyclophilin inhibitor CRV431. New studies show that CRV431 potently blocks the interaction between hepatitis B surface antigen (HBsAg), a key HBV protein, and cyclophilin A, an important cellular protein. This new information could explain previous findings that CRV431 reduces HBsAg in many experimental systems. High levels of HBsAg in HBV-infected patients is a predictor for progression of disease, including liver fibrosis, cirrhosis, and cancer.

The findings further elucidate the MOA of CRV431, and support ContraVir’s strategy of providing a “functional cure,” where HBV remains suppressed following the completion of drug treatment. ContraVir’s approach to achieving this goal is to combine drugs with complementary MOAs.  TXL™ (tenofovir exalidex prodrug), the backbone of the company’s drug portfolio, works by lowering infectious virus in the blood. CRV431 complements the activity of TXL by targeting HBsAg, which may enhance the likelihood that the patient’s immune system will disable HBV or its viral products.

“The goal of HBV drug research is to eradicate the virus, so that patients no longer have to worry about the long-term consequences of infection,” commented Robert Foster, Pharm.D., Ph.D., ContraVir’s Chief Scientific Officer. “Our finding that CRV431 targets hepatitis B surface antigen is promising because reducing or eradicating surface antigen is considered an important step in combating HBV. Combination therapy with CRV431 and tenofovir exalidex, with their distinct and complementary modes of action, may halt or slow the progression of chronic hepatitis B virus, and may bring us closer to a functional cure of this devastating disease.”

The current studies, conducted by Philippe Gallay, Ph.D., at the Scripps Research Institute, expand upon the previously reported findings that CRV431 also targets the interaction between cyclophilin and another key HBV protein called HBx. Together these results highlight the central role of cyclophilins in HBV infection and the potential of CRV431 to disrupt key viral activities.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The Company is developing two novel anti-HBV compounds with complementary mechanisms of action. One compound, TXL™ (formerly CMX157), is a highly potent analog of the successful antiviral drug Viread® (tenofovir), and is currently in Phase 2a of development. TXL™ has demonstrated the potential for low, once-daily dosing and decreased systemic exposure compared to tenofovir, thereby potentially reducing renal and bone side effects.

CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. ContraVir is also developing FV-100, an orally available nucleoside analogue prodrug; FV-100 is currently in Phase 3 for the treatment of herpes zoster. In addition to direct antiviral activity, Phase 2 data suggest that FV-100 has the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN). For more information visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2015 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028